Exhibit 10.4

               AMENDMENT TO DIAMOND SHAMROCK, INC.
                   DISABILITY BENEFIT AGREEMENT

     Diamond Shamrock, Inc., a Delaware corporation, pursuant to authority granted by its Board of Directors, hereby adopts the following amendment to its Disability Benefit Agreement (the
"Agreement").

1. New Section 7 is added as follows and the former Section 7 is re-numbered Section 8:

     7.  BENEFIT REVIEW COMMITTEE; DIALOGUE.

     (a) The President, Chairman of the Board and Chief Executive Officer of the Company shall appoint a Benefit Review Committee consisting of not less than three nor more than five persons, having the administrative responsibilities and discretionary authority described in this Section 7. The Benefit Review Committee has full power and authority to construe the Plan and determine all questions of eligibility and interpretation under the Plan. The determinations of the Benefit Review Committee shall be final and binding, subject only to Subsection (b), below.

     (b) The Plan and any claims arising from the Plan or in any way related to the Plan, are subject to and governed by the Diamond Shamrock, Inc. Dialogue Dispute Resolution Program ("Dialogue"). If a claim has been has been appealed from the administrator to the Benefit Review Committee and the claimant desires to appeal the decision of the Benefit Review Committee, such appeal must be conducted solely within the limitations and procedures of Dialogue.

     The foregoing amendments shall be effective as of May 7, 1996.

     Executed this 22nd day of July, 1996.


                              DIAMOND SHAMROCK, INC.


                              By:  /s/ WILLIAM R. KLESSE
                                       William R. Klesse
                                       Executive Vice President
W3135.LW